EXHIBIT 12(b)

                          UNION ELECTRIC COMPANY
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  AND
                   PREFERRED STOCK DIVIDEND REQUIREMENTS

                                                                                                                  12 Months
                                                                         Year Ended December 31,                     Ended
                                                 ----------------------------------------------------------      September 30,
                                                 1992          1993         1994          1995         1996          1997
                                                 ----          ----         ----          ----         ----          ----
                                                                        (Thousands of Dollars Except Ratios)

Net income for the period                     $302,748      $297,160     $320,757      $314,107      $304,876      $300,873
  Add:
    Taxes based on income                      197,009       182,716      203,827       207,734       196,210       192,556
    Fixed charges (see below)                  136,227       130,914      142,411       138,071       136,102       141,142
                                              --------      --------     --------      --------      --------      --------
Earnings available for fixed
  charges and preferred stock
  dividend requirements
  of Registrant                               $635,984      $610,790     $666,995      $659,912      $637,188      $634,571
                                              ========      ========     ========      ========      ========      ========
Fixed charges:
  Interest on debt                            $125,798      $124,430     $135,608      $129,239      $128,375      $133,678
  Amortization of premium and
    discount, less expense on
    debt; and bond defeasance
    cost                                         9,521         5,170        5,504         5,502         4,269         3,667
  Rentals (see note)                               908         1,314        1,299         3,330         3,458         3,797
                                              --------      --------     --------      --------      --------      --------
    Total fixed charges                       $136,227      $130,914     $142,411      $138,071      $136,102      $141,142

Preferred stock dividend
  requirements of Registrant*
  (Adjusted for income
  tax effect)                                   21,852        21,537       20,514        20,808        20,612        15,115
                                              --------      --------     --------      --------      --------      --------

Total fixed charges and
  preferred stock dividend
  requirements                                $158,079      $152,451     $162,925      $158,879      $156,714      $156,257
                                              ========      ========     ========      ========      ========      ========

Ratio of earnings to fixed
  charges and preferred
  dividends                                       4.02          4.01         4.09          4.15          4.06          4.06
                                              ========      ========     ========      ========      ========      ========

Note:  Represents the interest factor applicable to rentals.
*   See following page for supporting computation.


                                                                 EXHIBIT 12(b)
                                                                  (continued)


                        UNION ELECTRIC COMPANY
           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 AND
                  PREFERRED STOCK DIVIDEND REQUIREMENTS

                                                                                                                   12 Months
                                                                         Year Ended December 31,                     Ended
                                                             ----------------------------------------------      September 30,
                                                 1992          1993         1994          1995         1996          1997
                                                 ----          ----         ----          ----         ----          ----
                                                           (Thousands of Dollars Except Ratios)

Computation of preferred
  stock dividend requirements
  of Registrant, adjusted for
  income tax effect*
    Preferred stock dividend
       requirements of Registrant,
       as shown on statement of
       earnings                                $14,058       $14,087      $13,252       $13,250       $13,249        $9,925

Less deductible preferred stock
  dividends**                                    2,085         1,973        1,816         1,816         1,816         1,816
                                               -------       -------      -------       -------       -------       -------
Non-deductible preferred stock
  dividends                                    $11,973       $12,114      $11,436       $11,434       $11,433        $8,109
                                               =======       =======      =======       =======       =======       =======
Excess of net income before
  income taxes over net
  income (percentage)
  See note below                                 65.1%         61.5%        63.5%         66.1%         64.4%         64.0%
                                                 -----         -----        -----         -----         -----         -----
Income tax effect on
  non-deductible preferred
  stock dividends*                              $7,794        $7,450       $7,262        $7,558        $7,363        $5,190
Add:
  Deductible preferred stock
    dividends (above)                            2,085         1,973        1,816         1,816         1,816         1,816
  Non-deductible preferred stock
    dividends (above)                           11,973        12,114       11,436        11,434        11,433         8,109
                                               -------       -------      -------       -------       -------       -------
Preferred stock dividend
  requirements of Registrant.
  (Adjusted for income tax
  effect)                                      $21,852       $21,537      $20,514       $20,808       $20,612       $15,115
                                               =======       =======      =======       =======       =======       =======
Note:  Calculated as follows -
  Net income before income taxes              $499,757      $479,876     $524,584      $521,841      $501,086      $493,429
  Less net income                              302,748       297,160      320,757       314,107       304,876       300,873
                                              --------      --------     --------      --------      --------      --------
  Excess - Taxed based on income              $197,009      $182,716     $203,827      $207,734      $196,210      $192,556
                                              ========      ========     ========      ========      ========      ========
  - Percentage of net income                     65.1%         61.5%        63.5%         66.1%         64.4%         64.0%
                                                 =====         =====        =====         =====         =====         =====

* Income tax adjustment to reflect pretax earnings required to meet preferred stock dividend.
** Dividends deductible on federal income tax return.